EXHIBIT 10.2

GRAFTECH INTERNATIONAL LTD.                                                                  12900 Snow Road Parma, Ohio 44130
                                                                                                                                                                             (216) 676-2670
Craig S. Shular                                                                                                                                  Facsimile (216) 676-2526
President and CEO

April 6, 2006

Mr. Mark Widmar
8131 Hidden Ridge Court
Springboro, OH 45066

Dear Mark:

It is my pleasure to offer you the position of Chief Financial Officer for GrafTech International Ltd., at the Corporate Headquarters in Parma, Ohio. The annual starting salary is $325,000 per year. You will be eligible to participate in GrafTech’s Incentive Compensation Plan with a 56% target bonus based on a midpoint of $315,000, pro-rated in the first year (2006). Additionally, you will be granted 75,000 shares of restricted stock under the Management Long Term Incentive Program with vesting over a three year period: one third (25,000 shares) will vest on your first anniversary with the company; one-third (25,000 shares) will vest on your second anniversary; and the final third (25,000 shares) will vest on your third anniversary. In addition, you are eligible for an annual LTIP grant worth 60% of the midpoint of $315,000, or approximately $190,000. These grants are generally made each year.

Included in your compensation package will be the UCAR Carbon Company benefit plans for which you are eligible. UCAR’s benefit plans include a 401(k) savings plan with up to 4% company matching on employee contributions (optimum match is $13,000 on $325,000 annual salary) and a defined contribution retirement plan with 2.5% contribution on earnings up to the social security wage base and 5% contribution on earnings above this threshold (company contribution on $325,000 annual salary is approximately $14,000). Eligible compensation for those plans is limited ($220,000 in 2006), and therefore we have established non-qualified plans to cover earnings over the limit. UCAR benefit plans also include medical, dental, life and disability coverage. You will be eligible for four weeks of annual vacation beginning in your first year.

The relocation program is being made available to you now, or in the future, should you choose to relocate to the Cleveland area. GrafTech will cover these costs under its relocation policy with the intent of keeping you whole. You will be asked to sign a payback agreement for these expenses.

You will receive a sign-on bonus of $75,000 upon joining the company.

This offer is contingent on your signing a “Memorandum of Employee’s Agreement” covering the confidential nature of your work, and your passing a pre-employment physical which includes substance screening (for this purpose, it is necessary that you complete the attached Employee Applicant Acknowledgement, Release and Consent Form). In addition, to meet the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide proof of legal employment status. For most applicants, this means presenting your Social Security card and photo driver’s license at the time you are actually employed. Also enclosed is an “Application for Employment”. Please complete this form and return it along with the Release and Consent form.

Please confirm your acceptance of this offer. Needless to say, if you have any questions, please do not hesitate to contact me at 216-676-2670 or Tina Romano-Allen at 216-676-2417. I look forward to your response and to having you on the team!

Regards,
/s/C. S. Shular
Craig Shular
President & CEO

Attachments

I accept the terms of this employment
Signed: /s/ Mark Widmar

Date: 5/8/06